THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS AS FILED
PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-149512

PROSPECTUS

POWERGAE, INC.

935,000 Shares of Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Please refer to “Selling Security holders” beginning on page 12.

Our common stock is presently not traded on any market or securities exchange.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our common stock to investors.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “ Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 26, 2008

i

PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, “ and the “company” and similar terms refer to American Scientific Resources, Incorporated, and our subsidiaries collectively, while the term “PowerGae” refers to PowerGae, Inc.” in its corporate capacity.

Our Company

We are PowerGae, Inc. (the “Company”), a Nevada corporation. Our goal is to develop, and profitably construct and operate biodiesel production facilities, in strategic locations, to produce algal oil,, which can be converted to biodiesel fuel, and accepted alternative fuel source. The Company anticipates that the conversion to biodiesel fuel will initially be through exiting petroleum manufacturers and distributors. It is our goal to establish production facilities, which will grow algae in order to produce algae oil in special bioreactors, and will also convert sunlight into oil. These production facilitates are to be located near existing CO2 mass producers such as fossil fuel plants, waste water treatment facilities, and even breweries, in order to utilize the high volume of exhaust gases, which act as a nutrient for the algae production. Our biodeisel facilities will grow algae, using less water and requiring less physical space, than is needed for other forms of alternative fuel sources, such as ethanol.

By utilizing the environmental waste of large production facilities to feed the growth of the algae, thereby reducing emissions, while simultaneously creating an alternative fuel source, makes our production facility concept an especially viable one at this time. In addition, after the oil has been extracted from the algae, the remaining carbohydrates can be made into animal feed, thus providing an additional source of revenue and an environmentally friendly use of materials.

About Us

Our principal executive offices are located at 2 East Congress St., Suite 900 Tucson, AZ 85701. Our telephone number is (480) 304 -5624.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. Management plans to apply to enable our common stock to be quoted on the OTC Bulletin Board.

The Offering

This prospectus relates to the sale of up to 935,000 currently issued and outstanding shares of our common stock by the selling security holders, consisting of: 22 non-U.S. citizen investors.

We agreed to file a registration statement with the Commission in order to register the resale of the common shares issued to the selling security holders.

As of March 4, 2008, we had 13,625,000 shares of common stock outstanding. The number of shares registered under this prospectus would represent approximately 6.8% of the total common stock outstanding, assuming exercise of our warrants. The number of shares ultimately offered for sale by the selling security holders is dependent on whether, and to what extent, such holders exercise their warrants.

We will not commence seeking a market for our common stock until the registration statements have cleared all comments from the Securities and Exchange Commission. Management intends to request a market maker to file a Form 211 to be approved for trading on the NASDAQ. The company is not permitted to file a form 211 with the OTCBB as only Market Makers may apply to the OTCBB for the issuer to get approval to quote the security on the Exchange.

There currently is no trading market for our common stock. The Company has not applied for a listing on any exchanges including Pinksheets.com. Shares registered in this prospectus may not be sold until it is declared effective. The common shares offered under this prospectus may not be sold by the selling security holders, except in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.”

SUMMARY FINANCIAL DATA

The following selected financial data have been derived from the Company’s and its predecessor’s financial statements which have been audited by Moore & Associates Chartered, an independent registered public accounting firm, as of and for the year ended at December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007. The summary financial data as of December 31, 2007, are derived from our audited financial statements, which are included elsewhere in this prospectus. The audited condensed financial statements have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the audited periods. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

POWERGAE, INC.

SUMMARY OF STATEMENTS OF OPERATIONS

	Period of September 30, 2007) to December 31, 2007	Period from Inception (September 6, 2007 to December 31 2007
REVENUES	$0.00
	—	$0.00

EXPENSES:
Cost of Sales	—	—
General and administrative	12,400	12,400
Stock compensation	12,000	12,000

TOTAL OPERATING EXPENSES

NET INCOME	$(24,400)	$(24,400)

NET INCOME PER COMMON SHARE—BASIC AND DILUTED	(0.01)	(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—BASIC AND DILUTED	1,778,478	1,778,478

R ISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

INDUSTRY RISK FACTORS

LARGES SCALE PRODUCTION OF BIODIESEL FROM ALGAE, HAD NOT YET BEEN ACHIEVED.

There is currently no large scale biodiesel production facility in operation. In practice, however, biodiesel fuel from algae has not yet been produced on a wide scale, although large scale algae cultivation and biodiesel production appear likely in the near future At present, only a few pre-commercial stage algae to biofuel production facilities are developed. There is no guaranty that the technology will actually be developed on the scale needed by the Company to achieve its goals.

There is no guaranty that even if the technology is finished, and the facility is built as envisioned by the Company, that the Company will be successful in choosing the correct species of algae that maximizes the production of algae and achieve sale of the biodiesel from algae at the prices the Company needs.

COMPETITION FROM LARGE PRODUCERS OF PETROLEUM-BASED GASOLINE ADDITIVES AND OTHER COMPETITIVE PRODUCTS MAY IMPACT OUR PROFITABILITY.

If we reach the production stage, we will compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenated values as biodiesel. Most of our competitors, including oil and energy companies, have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of biodiesel. These other companies also have significant resources to begin production of biodiesel should they choose to do so.

We will also compete with producers of other gasoline additives having similar octane and oxygenated values as biodiesel. An example of such other additives is MTBE (methyl tertiary butyl ether). MTBE costs less to produce than biodiesel. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates, and alternative biodiesel production methods are also continually under development. The major oil companies have significantly greater resources than we have in order to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and biodiesel fuels.

OUR BUSINESS PROSPECTS WILL BE IMPACTED BY ALGAE SUPPLY.

Our biofuel will be produced from algae; however, it may be affected by weather, governmental policy, disease and other conditions. A significant increase in the availability of biodiesel fuels and resulting reduction in the price of algae may decrease the price of biodiesel and harm our business.

IF BIOFUEL PRODUCT PRICES DROP SIGNIFICANTLY, WE WILL ALSO BE FORCED TO REDUCE OUR PRICES, WHICH MAY POTENTIALLY LEAD TO FURTHER LOSSES.

Prices for biofuel products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of biofuel has some relation to the price of gasoline. Biofuel is sold into the gasoline blending market where it competes with other oxygenates and octane components and with gasoline itself. Therefore, biofuel’s price is significantly affected by its value to refiners in these markets. Biofuel prices are highly correlated with the price of gasoline and gasoline blending components. The price of biofuel tends to increase as the price of gasoline increases, and the price of biofuel tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for biofuel and adversely affect our operating results. We cannot assure you that we will be able to sell our biofuel profitably, or at all.

INCREASED BIOFUEL PRODUCTION FROM ALGAE IN THE UNITED STATES COULD INCREASE THE DEMAND AND PRICE FOR ALGAE, REDUCING OUR PROFITABILITY.

New biofuel plants that utilize cellulose as their feedstock may be under construction or in the planning stages throughout the United States. This increased biofuel production could increase cellulose demand and prices resulting in higher production costs and lower profits.

PRICE INCREASES OR INTERRUPTIONS IN NEEDED ENERGY SUPPLIES COULD CAUSE LOSS OF CUSTOMERS AND IMPAIR OUR PROFITABILITY.

Biofuel production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy, for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our biofuel production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

FEDERAL REGULATIONS CONCERNING TAX INCENTIVES COULD EXPIRE OR CHANGE, WHICH COULD CAUSE AN EROSION OF THE CURRENT COMPETITIVE STRENGTH OF THE BIOFUEL INDUSTRY.

Congress currently provides certain federal tax credits for biofuel producers and marketers. The current biofuel industry and our business initially depends on the continuation of these credits. The credits have supported a market for biofuel that might disappear without the credits. The credits are scheduled to expire December 31, 2010. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of biofuel in a material way, and we cannot assure investors that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the biofuel industry could have a material adverse impact on the industry as a whole.

LAX ENFORCEMENT OF ENVIRONMENTAL AND ENERGY POLICY REGULATIONS MAY ADVERSELY AFFECT DEMAND FOR BIOFUEL.

Our success will depend in part on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of biofuel. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, we will depend on the ability of biofuel to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for biofuel. A significant decrease in the demand for biofuel will reduce the price of biofuel, adversely affect our profitability and decrease the value of your stock.

COSTS OF COMPLIANCE WITH BURDENSOME OR CHANGING ENVIRONMENTAL AND OPERATIONALSAFETY REGULATIONS COULD CAUSE OUR FOCUS TO BE DIVERTED AWAY FROM OUR BUSINESS AND OUR RESULTS OF OPERATIONS TO SUFFER.

Biofuel production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. The production facilities that we will build will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the EPA and regulations and permitting requirements of the states where our plants are to be located. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our biofuel plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the biofuel plants arising from air or water discharges. Biofuel production has been known to produce an odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

OUR PROPOSED NEW BIOFUEL PLANTS WILL ALSO BE SUBJECT TO FEDERAL AND STATE LAWS REGARDING OCCUPATIONAL SAFETY.

Risks of substantial compliance costs and liabilities are inherent in biofuel production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the biofuel plants could reduce the amount of cash that would otherwise be available to further enhance our business.

COMPANY RISK FACTORS

SINCE INCEPTION, WE HAVE HAD LIMITED OPERATIONS AND HAVE INCURRED NET LOSSES OF $8,280,516 AND WE NEED ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS PLAN.

We have had limited operations and have incurred net losses of ($24,400) for the period from September 6, 2007 (Inception) through December 31, 2007 and have not generated any revenues from operations. We have yet to begin biofuel production or construction of biofuel producing plants. Since our inception, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, and raising private capital. Our continued existence is dependent upon our ability to obtain additional debt and/or equity financing. We will require additional funds through project financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. We expect our current cash on hand to be sufficient for the next 12 month period. There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, our board of directors (the “Board of Directors”) will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

OUR BUSINESS PLAN CALLS FOR EXTENSIVE AMOUNTS OF FUNDING TO CONSTRUCT AND OPERATE OUR BIOREFINERY PROJECTS AND WE MAY NOT BE ABLE TO OBTAIN SUCH FUNDING WHICH COULD ADVERSELY AFFECT OUR BUSINESS, OPERATIONS AND FINANCIAL CONDITION.

We will be relying on additional financing and funding from such sources as The Energy Policy Act grants and loan guarantee programs. We are currently in discussions with potential sources of financing but no definitive agreements are in place. If we cannot achieve the requisite financing or complete the projects as anticipated, this could adversely affect our business, the results of our operations, prospects and financial condition.

OUR ALGAE-TO-BIOFUEL TECHNOLOGIES ARE UNPROVEN ON A LARGE-SCALE COMMERCIAL BASIS AND PERFORMANCE COULD FAIL TO MEET PROJECTIONS, WHICH COULD RENDER US WORTHLESS.

While production of biofuel from corn, sugars and starches is a mature technology, newer technologies for production of biofuel from Algae have not been built at large commercial scales The technologies being pursued by us for biofuel production from algae have not been demonstrated on a commercial scale. All of the tests conducted to date by us with respect to our technologies have been performed on limited quantities of algae, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization, if that is possible. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or at all.

THE COMPANY CURRENTLY RELIES UPON TRADE SECRET LAWS TO PROTECT PROPRIETARY RIGHTS IN ITS TECHNOLOGIES.

Despite the precautions, under trade secret laws, it may be possible for a third party to copy or otherwise obtain and use the Company’s biofuel technology without authorization. In addition, the laws of various countries in which the Company’s biofuel may be sold may not protect the Company’s intellectual property rights to the same extent as the laws of the United States. Because the biofuel industry is characterized by rapid technological change, the Company believes that factors such as the technological and creative skills of its personnel, new biofuel product developments, frequent biofuel product enhancements, and recognition are more important to establishing and maintaining a technology leadership position than the various legal protections of its technology. There can be no assurance that the Company’s competitors will not independently develop technologies that are substantially equivalent or superior to the Company’s technology. There can also be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of similar technology.

INFRINGEMENT CLAIMS REGARDING OUR INTELLECTUAL PROPERTY MAY HARM OUR BUSINESS.

The technology may unintentionally infringe upon the intellectual property rights of others despite our best efforts to ensure that this does not occur. It is therefore possible that others will bring lawsuits against us claiming that we have infringed on their rights. Such lawsuits could be expensive to defend and cause us to stop publishing certain games or require us to license the proprietary rights of third parties.

OUR SUCCESS DEPENDS UPON OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MR. KOVALENKO AND OUR CHIEF TECHNOLOGY OFFICER , MR. DOBROSHTAN .

We believe that our success will depend to a significant extent upon the efforts and abilities of (i) Mr. Kovalenko, our Chairman and Chief Executive Officer, due to his contacts in the biodiesel and algae production industries and his overall insight into our business, and (ii) Mr. Dobroshtan, our Chief Technology Officer for his technical and engineering expertise, including his familiarity with technology behind biodiesel industry. Our failure to retain Mr. Kovalenko or Mr. Dobroshtan, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2007, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending December 31, 2008, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

THERE IS NO PUBLIC (TRADING) MARKET FOR OUR COMMON STOCK AND THERE IS NO ASSURANCE THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE OR DEALERS’ NETWORK; THEREFORE, OUR INVESTORS MAY NOT BE ABLE TO SELL THEIR SHARES.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in general economic conditions and in the biofuel industry;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

•	loss of a major customer, partner or joint venture participant; and

•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

ONCE PUBLICLY TRADING, THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES. THE SECURITIES AND EXCHANGE COMMISSION HAS ADOPTED RULE 3A51-1 WHICH ESTABLISHES THE DEFINITION OF A “PENNY STOCK,” FOR THE PURPOSES RELEVANT TO US, AS ANY EQUITY SECURITY THAT HAS A MARKET PRICE OF LESS THAN $5.00 PER SHARE OR WITH AN EXERCISE PRICE OF LESS THAN $5.00 PER SHARE, SUBJECT TO CERTAIN EXCEPTIONS. FOR ANY TRANSACTION INVOLVING A PENNY STOCK, UNLESS EXEMPT, RULE 15G-9 REQUIRE:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

WE WILL BE A “SHELL” COMPANY AND OUR SHARES WILL SUBJECT TO RESTRICTIONS ON RESALE.

As we currently have nominal operations and our assets consist of cash, and/or cash equivalents, we will be deemed a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, until we are no longer a “shell company,” we will file a Form 10 level disclosure, and continue to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, and for twelve months, shareholders holding restricted, non-registered shares will not be able to use the exemptions provided under Rule 144 for the resale of their shares of common stock. Preclusion from any prospective investor using the exemptions provided by Rule 144 may be more difficult for us to sell equity securities or equity-related securities in the future to investors that require a shorter period before liquidity or may require us to expend limited funds to register their shares for resale in a future prospectus.

VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY, WHICH COULD AFFECT OUR PROFITABILITY AND OPERATING RESULTS.

The Sarbanes-Oxley Act of 2002 and the new rules subsequently implemented by the Securities and Exchange Commissions, the Nasdaq National Market and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect to spend between $50,000 to $100,000 in legal and accounting expenses annually to comply with Sarbanes-Oxley. These costs could affect profitability and our results of operations. The cost of these activities will be paid out of this offering.

YOU COULD BE DILUTED FROM OUR FUTURE ISSUANCE OF CAPITAL STOCK AND DERIVATIVE SECURITIES.

As of December 31, 2007, we had 13,625,000 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 75,000,000 shares of common stock and no shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

WE HAVE NOT AND DO NOT INTEND TO PAY ANY DIVIDENDS. AS A RESULT, YOU MAY ONLY BE ABLE TO OBTAIN A RETURN ON INVESTMENT IN OUR COMMON STOCK IF ITS VALUE INCREASES.

We have not paid dividends in the past and do not plan to pay dividends in the near future. We expect to retain earnings to finance and develop our business. In addition, the payment of future dividends will be directly dependent upon our earnings, our financial needs and other similarly unpredictable factors. As a result, the success of an investment in our common stock will depend upon future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

THE SELLING STOCKHOLDERS MAY SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

The selling stockholders may sell in the public market up to 935,000 shares of common stock being registered in this offering. That means that up to 935,000 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and the non-registered shareholders will continue to be subject to the provisions of various insider trading and rule 144 regulations. Consequently, if shareholders are selling shares pursuant to the prospectus underlying this registration statement, it may be more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all as public market sales by our shareholder may deflate the market price of our stock.

WE WILL BE A “SHELL” COMPANY AND OUR SHARES WILL SUBJECT TO RESTRICTIONS ON RESALE.

As we currently have nominal operations and our assets consist of cash, cash equivalents and will be deemed a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. Accordingly, until we are no longer a “shell company,” file a Form 10 level disclosure, and continue to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, for twelve months, shareholders holding restricted, non-registered shares will not be able to use the exemptions provided under Rule 144 for the resale of their shares of common stock. Preclusion from any prospective investor using the exemptions provided by Rule 144 may be more difficult for us to sell equity securities or equity-related securities in the future to investors that require a shorter period before liquidity or may require us to expend limited funds to register their shares for resale in a future prospectus.

THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES

In many circumstances the issuance of securities for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the debt raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock.

If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree’s customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we receive proceeds from the exercise of warrants which underlying shares of common stock are being registered in the accompanying Registration Statement.

SELLING SECURITY HOLDERS

The following table presents information regarding the selling security holder. Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc. The selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus. The percentage of outstanding shares is based on 13,625,000 shares of common stock outstanding as of March 4, 2008.

Name of selling stockholder	Shares of common Stock owned prior to offering	Percent of Common Stock owned prior to offering (1)	Shares of common stock to be sold	Shares of common Stock owned After offering	Percentage of Shares Owned Upon Completion
Kofanova Maria	50,000	0.366%	50,000	0	0%
Braginets Maksym	50,000	0.366%	50,000	0	0%
Tkachov Dmitriy	50,000	0.366%	50,000	0	0%
Birukova Ludmila	50,000	0.366%	50,000	0	0%
Suhotin Evgeny	50,000	0.366%	50,000	0	0%
Boyko Vladimir	50,000	0.366%	50,000	0	0%
Boyko Elena	45,000	0.33%	45,000	0	0%
Zholyova Ekaterina	45,000	0.33%	45,000	0	0%
Zholyov Dmitry	45,000	0.33%	45,000	0	0%
Bocharov Slav	45,000	0.33%	45,000	0	0%
Agafonova Polina	45,000	0.33%	45,000	0	0%
Avdeeva Alyona	45,000	0.33%	45,000	0	0%
Lobareva Ludmila	45,000	0.33%	45,000	0	0%
Temirova Oksana	40,000	0.29%	40,000	0	0%
Voynova Marina	40,000	0.29%	40,000	0	0%
Orlova Marina	40,000	0.29%	40,000	0	0%
Boltayn Nataly	35,000	0.256%	35,000	0	0%
Belyaeva Evgenia	35,000	0.256%	35,000	0	0%
Belyaev Pavel	35,000	0.256%	35,000	0	0%
Garmash Slav	35,000	0.256%	35,000	0	0%
Garmash Tatiana	30,000	0.22%	30,000	0	0%
Temirov Temirbek	30,000	0.22%	30,000	0	0%

(1)	Applicable percentage of ownership is based on 13,625,000 shares as of December 31, 2007, (there are no securities exercisable or convertible into shares of common stock within 60 days of March 4, 2008, for each stockholder). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

PLAN OF DISTRIBUTION

We are registering the shares of stock being offered by this prospectus for resale in accordance with certain registration rights granted the selling shareholders, including their pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell any or all of the shares that may be sold under this prospectus. We will pay all registration expenses including, without limitation, all the SEC and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and the fees and disbursements of our outside counsel in connection with this offering, but the selling shareholders will pay all selling expenses including, without limitation, any underwriters’ or brokers’ fees or discounts relating to the shares registered hereby, or the fees or expenses of separate counsel to the selling shareholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	a distribution to a selling stockholder’s partners, members or stockholders;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Selling shareholders that are either broker-dealers or affiliated with broker-dealers may be deemed to be underwriters within the meaning of the Securities Act in connection with resale of their shares. Any commissions received by such broker-dealers, affiliates, or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders, have informed us that at the time they purchased our common stock they did not, and currently do not have, any agreement or understanding, directly or indirectly, with any person to distribute the common stock being sold pursuant to this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis contains various “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this S-1, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein.

BUSINESS MODEL

1.	Creating a network of algal oil production plants in the vicinity of large biodiesel consumers such as Metropolitan Statistical Areas (MSAs) or Metropolitan Statistical Areas (CMSAs), etc. by entering into agreements with existing CO2 mass producers such as breweries, waste water treatment centers, power plants, and similar facilities that tend to be concentrated in the same areas. The algae growing plants should be located very close to CO2 sources to significantly reduce the transportation cost of main raw materials to our plants. Additional revenue can be derived from carbon dioxide sequestration and processing of industrial and domestic effluents to reduce organic residues.

2.	The first stage of the project involves construction of a pilot Algae production Plant. The equipment cost for such a facility is estimated to be $850,000 with an additional allowance of $150,000 for site preparation. The plant will have annual capacity of 93 000 gallons of algal oil per year, thus generating annual revenue of approximately $1,435,000 resulting from the sales of both algal oil and press cake. At the later stages of the project, the pilot plant will be used as a R&D facility. The subsequent production plants will have annual capacities of up to 30 million gallons of biodiesel.

We held preliminary discussions with several CO2 mass producers in the United States to place our pilot plant. A final plant placement decision will take about 6 months. Management believes that average delivery time from manufacturer of the plant equipment is about 6-12 months. Construction of a plant will take about 6 months. Ordering equipment for the plant will be placed right after receipt of the investments.

Thus, the total time from the start of the financing to the launch of production estimated at 1.5 to 2 years.

3.	At the first stage we plan to convert the produced algal oil to biodiesel using tolling agreements with existing biodiesel plants (whereby we provide algal oil to the Biodiesel Plant to process into biodiesel, and pay a fixed price per gallon for such processing). Such processing fee per gallon would be significantly lower than the wholesale price: typically, the processing fee is comparable to the difference between the price of biodiesel and the cost of feedstock oil.) Using tolling agreements will reduce investment requirements and mitigate risk.

4.	Concluding agreements with existing petroleum distributors that will give the distributor the preferential right to use our product in their respective distribution area. The product that is sold to the end consumer is usually B20, a blend of 20% biodiesel and 80% petroleum diesel.

PLAN OF OPERATION

We plan to raise additional funds through joint venture partnerships, project debt financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance that we will be successful in raising additional capital or achieving profitable operations. Our financial statements do not include any adjustments that might result from the outcome of these uncertainties. We will need financing within 12 months to execute our business plan.

We have not developed our own proprietary technology.

Our business will encompass development activities culminating in the construction and long-term operation of biofuel production biorefineries. As such, we are currently in the development-stage of finding suitable locations and deploying project opportunities for converting cellulose fractions of municipal solid waste and other opportunistic feedstock into biofuel fuels.

For the next 12 months, our Plan of Operations is as follows:

•

We plan to tap into diesel fuel market by placing our Algae production Plants in Metropolitan Statistical Areas (MSAs) or Metropolitan Statistical Areas (CMSAs). There are currently 261 MSAs and 19 CMSAs in the United States. These have a minimum population of 250,000 residents, with some, such as New York, Los Angeles and Chicago, having substantially more.

Main stages of the project:

•	First Stage (first 24 months). Site location for the first Algae production Plant according to the aforementioned requirements. Concluding agreements with CO2 suppliers and biodiesel distributors.

•	Second stage: Strategic planning based on the experience obtained from the deployment of the pilot Algae production Plant:

•	Improving the algae farming and processing technologies,

•	Starting production of additional algae-based products,

•	Deployment of Algae production and Biodiesel Plant network.

•	The second stage will require additional capitalization to provide working capital and marketing funds to support our expanding operations.

RECENT DEVELOPMENTS

We have an agreement with the Institute of the Biology of the Southern Seas (IBSS) from Ukraine on joint “algae industrial growing” research project. Currently, we selected the engineering staff for conducting our Research and Development project.

Major ongoing Tasks:

— seeking for business partners,

— seeking for investors,

— choose the right location for our pilot plant placement.

RESULTS OF OPERATIONS

Results of Operations from Inception (September 6, 2007) through December 31, 2007

The Company had zero revenues from Inception (September 6, 2007) through December 31, 2007.

Operating Expenses from Inception (September 6, 2007) through December 31, 2007

The Company had operating expenses of $ 24,400 from Inception (September 6, 2007) through December 31, 2007. The primary reason for the increase in operations was due to General and Administrative Expense of $ 11,900 and professional expense of $ 12,500.

Other Expense from Inception (September 6, 2007) through December 31, 2007

The Company had other expenses of zero from Inception (September 6, 2007) through December 31, 2007

LIQUIDITY AND CAPITAL RESOURCES

We believe the proceeds from private placements and the reserves will generate sufficient cash in assisting with the operating needs of the Company. The Company is continuing to inquire into new investments to provide for further research and development capital and assisting further acquisitions over the next twelve months.

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for the further development of our Biorefinery Projects, for capital expenditures and general corporate expenses.

During the twelve months ended December 31, 2007, proceeds of approximately $ 32,500 were received from the sale of securities in connection with various private placements.

Off-balance Sheet Arrangements

There are no off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management’s most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS 151, “Inventory Costs.” SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage) UNDER THE GUIDANCE IN ARB 43, Chapter 4, “inventory Pricing” Paragraph 5 of ARB 42, Chapter 4, previously stated that “...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal a to require treatment as current period charges...”

This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company intends to implement the above effective January 1, 2008.

In December 2004, the FASB issued SFAS 152, “Accounting for Real Estate Time-Sharing Transactions.” The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS 66, “Accounting for Sales of Real Estate,” for real estate time-sharing transactions. SFAS 152 amends Statement 66 to reference the guidance provided in SOP 04-2. SFAS 152 also amends SFAS 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. The Company is not impacted by this pronouncement.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets,” an amendment to Opinion No. 29, “Accounting for Nonmonetary Transactions.” Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. The Company is in the process of reviewing this pronouncement and will implement this pronouncement effective January 1, 2008, where applicable.

In December 2004, the FASB issued a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123R”). SFAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123R is effective for the first interim or annual reporting period of the company’s first fiscal year that begins on or after June 15, 2005. The new standard will require us to recognize compensation costs in our financial statements in an amount equal to the fair value of share-based payments granted to employees and directors. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations and earnings per share.

The Company has requested the Compensation Committee to review the impact of this pronouncement and to review the costs of stock options, restricted stock and other incentive-equity based programs to align management and its employees with the shareholders’ interests. The Company will implement this pronouncement effective January 1, 2008.

In March 2005, the U.S. Securities and Exchange Commission, or SEC, released Staff Accounting Bulletin 107, “Share-Based Payments,” (“SAB 107”). The interpretations in SAB 107 express views of the SEC staff, or staff, regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first- time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R. SAB 107 requires stock-based compensation be classified in the same expense lines as cash compensation is reported for the same employees. The Company and management are reviewing SAB 107 in conjunction with its review of SFAS 123R.

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47 “ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS—AN INTERPRETATION OF FASB STATEMENT NO. 143” (“FIN No. 47”). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective no later than December 31, 2005. FIN No. 47 did not impact the Company for the year ended December 31, 2005.

In May 2005, the FASB issued SFAS No. 154, “ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB NO. 20 AND FASB STATEMENT NO. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 was utilized for the restatement of the beneficial conversion feature for the year ended December 31, 2004.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No.157 (SFAS 157), “FAIR VALUE MEASUREMENTS” which defines fair value and establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure requirements about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, of adopting SFAS 157 on our financial statements.

In February 2007, the FASB issued SFAS No. 159 (SFAS 159), “THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES, INCLUDING AN AMENDMENT TO SFAS 115.” SFAS No. 159 allows the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. In addition, SFAS 159 includes an amendment of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and applies to all entities with available-for-sale and trading securities. SFAS 159 is effective for fiscal years that begin after November 15, 2007. We are currently evaluating the impact, if any, of adopting SFAS 159 on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “NONCONTROLLING INTERESTS IN FINANCIAL STATEMENTS—AN AMENDMENT OF ARB NO.51”. SFAS 160 is intended to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, and entities to provide sufficient disclosures to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No.160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have an effect our financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Accounting Policies Subject to Estimation and Judgment

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

CHANGES IN AND DISAGREEMENTS

WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2007.

DESCRIPTION OF BUSINESS

History

PowerGae, Inc. was incorporated in Nevada on September 6, 2007 with the purpose of profitably constructing and operating biodiesel production facilities, establishing them in strategic locations, and selling the biodiesel through existing petroleum manufacturers and distributors. The central concept of PowerGae, Inc. is making the production of biodiesel independent of its traditional sources such as soy bean, rape, sunflower seed or palm oil. The oil consumed by our biodiesel plants will be produced from algae grown in special bioreactors. The use of bioreactors will secure adequate supply of oil even under insufficient lighting or heating. To achieve our objectives, we plan to use commercial equipment sourced from the leading world suppliers. This modern, highly efficient equipment will allow the production of biodiesel fully confirming to American and European quality standards.

Our in-house R&D program provides ongoing refinements for existing production technologies. The Company has an active collaboration with the Institute of Biology of the Southern Seas of the National Academy of Sciences of Ukraine, the foremost authority in the field of algae farming.

Our team consists of specialists working in the field of biodiesel production as economic, technical and marketing consultants. Our experience includes design and construction of biodiesel production facilities with annual output from 20 to 100 thousands of gallons. We started our business with a vision of improved production technology and streamlined distribution of biodiesel in the rapidly growing alternative fuel market.

INDUSTRY BACKGROUND

The biofuels industry in North America is already booming due to government support and environmental concerns. Recent research by global growth consultancy Frost & Sullivan, estimates that the industry will continue to grow at a rate of between 20 and 22 per cent per annum for the next few years 1.

Biodiesel is a nontoxic and biodegradable substitute and supplement for petroleum diesel. The blends of 20% biodiesel to 80% petroleum (known as B20), biodiesel can substantially reduce the emission levels and toxicity of diesel exhaust. Biodiesel is designated under federal law as an alternative fuel and is registered with the US Environmental Protection Agency as a fuel and fuel additive. It can be used in any diesel engine, without the need for mechanical alterations, and is compatible with the existing petroleum distribution infrastructure.

Standards for biodiesel intended to be used as a transportation fuel have been approved by the American Society for Testing and Materials (ASTM6571-02), an organization composed of technical experts from most major engine manufacturers, petroleum companies and other interested parties. As a result, biodiesel is recognized and accepted by most major manufacturers.

The USA market of on-road transportation petroleum diesel is over 37 billion gallons. Petroleum diesel markets have continued to demand increasing prices with uncertain supplies.

[1]	For more information please contact Patrick Cairns, Corporate Communications Executive, Frost & Sullivan. http://www.frost.com/prod/servlet/market-insight-top.pag?docid=79938153

In Europe, biodiesel represents 2% of total on-road transportation fuel consumption and is expected to reach 6% by 2010. The total biodiesel being sold in the U.S. amounts to less than 1% of all on-road diesel consumption in 2006. In the U.S. there are currently over fifty new, larger-scale plants are in construction and are expected to come online between 2007 and 2008.

The Energy Policy Act of 1992 was designed to reduce our dependence upon foreign oil (which has now grown to over 50% dependence) with domestically produced, environmentally friendly alternative fuels. These fuels are specifically designated under law and include natural gas, propane, ethanol, methanol, hydrogen, electricity, and biodiesel. Unlike most other alternative fuels, biodiesel can be used by any existing engine without the need for costly infrastructure modifications to the vehicle, fueling stations and maintenance facilities. The inclusion of biodiesel as a designated alternative fuel was formalized in June of 2001 with the signature of President George W. Bush. As a result, vehicle fleets currently required to purchase light duty alternative fueled vehicles under the Energy Policy Act of 1992 will now be allowed to purchase biodiesel fuel as an alternative.

The legislative directive now awards one AFV credit for each 450 gallons of B100 used in blends of at least 20% or higher.

The by-product of algal oil production is the dry press cake that remains after the extraction of the oil. The press cake rich in proteins and carbohydrates can be sold as feedstock such as chicken feed to create an additional revenue stream. The cake can also be processed into ethanol.

Algal biomass has other potential on and off-farm uses. Although it has primarily been considered as an alternative high-grade protein source in animal feed, algae biomass with a balanced nitrogen to phosphorus (N:P) ratio is a potentially valuable organic fertilizer that may have soil microflora balancing properties. Algal biomass is also reported to be particularly suitable for pisciculture. Studies have also been done on algal meal from Spirulina and Haematococcus as a carotenoid and vitamin supplement for poultry & salmonids.

PRODUCT BACKGROUND

Algae can be found almost everywhere including in oceans, ponds, swimming pools, and common goldfish bowls. And while not truly plants, these single-celled organisms have the same photosynthetic ability to convert sunshine into chemical energy. For some species of algae, this chemical energy is in the form of oils very similar to common vegetable oil. What’s the big deal? These oils can be processed and used to produce biodiesel.

Algae’s single-celled structure is extremely efficient in use of light and absorption of nutrients. So much so, that algae’s growth and productivity is 30 to 100 times higher than crops like soybeans.

Algae production does not compete with agriculture. Algae production facilities are enclosed and do not require soil for growth, use 99% less water than conventional agriculture, and can be located on non-agricultural land far from water. Since the whole organism converts sunlight into oil, algae can produce more oil in an area the size of a two-car garage than an entire football field full of soybeans.

Algae thrive on a high concentration of carbon dioxide. And nitrogen dioxide (NO2), a pollutant of power plants, is a nutrient for the algae. Algae production facilities can thus be fed exhaust gases from fossil fuel power plants, and even breweries, to significantly increase productivity and clean up the air.

Even the wild, naturally occurring algae species can, under just the right conditions, produce oil at near-theoretical limits. Their small size (less than 30 microns) and aquatic nature makes them ideal for a large-scale, highly automated, fully-enclosed production system called a photobioreactor, or PBR. These systems are fine-tuned to provide each cell the precise conditions needed for maximum productivity.

The carbohydrates remaining after the oil has been extracted from the algae can be used to make animal feed, ethanol, and potentially sequester carbon.

Research and Development

Main research areas:

•

Investigations of the kinetics of substrate-and light-dependent growth and the biochemical composition of lower phototropic organisms; developing the technologies for industrial culture of micro algae.

•	Eco-morphological, eco-floristic, biotechnological and synecological studies of algae.

Major results:

•

The theory of regulated micro algal growth and biochemical composition has been developed that allows the development of the technologies of substrate-dependent synthesis rates for biochemical elements of marine micro algal cells in regulated culture.

Competition

Aquaflow A New Zealand company that expects to be the first company in the world to economically produce biofuel from wild algae harvested from open-air environments, to market it, and meet the challenge of increasing demand.

GreenFuel Technology Corp. Cambridge, Mass. company working with power plants to build algae producing photobioreactors. Tests show its system captured about 80% of the CO2 emitted during the day when sunlight is available.

HR Biopetroleum The Hawaii based company intends to be a designer-builder of algae biofuels plants and to produce and market renewable fuel feedstock and animal nutritional supplemental protein. Partnering with Royal Dutch Shell in a joint venture called Cellana, they plan to initially build a small research plant but hope to move to a full-scale commercial plant of 20,000 hectares.

LiveFuels The Menlo Park, CA research company describes itself as a mini-Manhattan project with a national alliance of labs and scientists dedicated to transforming algae into biocrude by the year 2010. Their strategy involves developing algae that will thrive in open ponds.

Imperium Renewables The Seattle company that has made a name for itself from producing traditional biodiesel, announced that it has dedicated a 5 million-gallon refinery to algae oil. Has established a feedstock agreement where Solazyme will supply algal oil.

OTEC A San Francisco bay area firm developing photobioreactors—enclosed systems that produce algae in layer upon layer of tubes or shallow ponds.

PetroSun PetroSun is a diversified energy company specializing in the discovery and development of both traditional fossil fuels and renewable energy resources. Under the terms of a November 2007 agreement, PetroSun BioFuels will supply Bio-Alternatives fifty percent of its raw algal oil production from planned algae farms and extraction plants in Louisiana, Alabama and Mississippi up to a maximum of 150 million gallons per year. PetroSun BioFuels and Bio-Alternatives have agreed to locate the initial algae farm, extraction plant and biodiesel refinery in Louisiana. Negotiations have commenced to secure the land and permits that are required for the respective operations. PetroSun is in the pre-commercial stage with its algae-to-biofuels production technology. The Company plans to establish algae farms and algal oil extraction plants in Alabama, Arizona, Louisiana, Mexico, Brazil and Australia during 2008. The algal oil product will be marketed as feedstock to existing biodiesel refiners and planned company owned refineries. PetroSun is headquartered in Scottsdale, Arizona with field offices in Shreveport, Louisiana and Opelika, Alabama.

Solazyme A somewhat secretive San Franciso based biotechnology company that apparently has already harvested thousands of gallons of algal oil. They have engineered more than a dozen specialized strains and ramped up pre-commercial production. “We can easily make thousands of gallons [of algal biodiesel] a month,” says Chief Operating Officer Jonathan S. Wolfson. Solazyme has entered into a biodiesel feedstock development agreement in which they will generate algal oil for Imperium’s biodiesel production process. Jerry Fiddler, Solazyme’s Chairman says, “The technology is much farther along than most people realize. Our energy future includes algae which will serve as a biodiesel feedstock of increasing importance.”

Solix The Solix team of engineers in Fort Collins, CO are working on a design for a closed algae growth system that is cost competitive with open systems.

Competitive Advantage:

The main competitive advantage is a business idea, implying a comprehensive and full use of all algae based products—not only for the biodiesel production. The goal is to promote production of high-value bioactive components of food for humans and feed additives for animals. Such diversification would substantially strengthen the financial stability and increase the profitability of the company, will reduce its dependence from the influence of markets.

Another significant advantage is our strong Research and Development capabilities. Collaboration with the Institute of the Biology of the Southern Seas (IBSS), Ukraine which has engaged in algae research for more than 20 years.

GOVERNMENT OVERSIGHT

Currently, the federal government encourages the use of biodiesel as a diesel additive as a measure to protect the environment as a viable renewable domestic fuel and thereby reduce U.S. dependence on foreign oil. The biodiesel industry is heavily dependent on several economic incentives to produce biodiesel, including federal biodiesel grants and supports.

FEDERAL REGULATIONS: BIODIESEL TAX CREDITS

BIODIESEL VEETC TAX CREDIT

The American Jobs Creation Act of 2004 (JOBS Bill), signed into law in October of 2004, created the Volumetric Ethanol Excise Tax Credit (VEETC), which includes a tax credit for biodiesel.

On August 8, 2005, President Bush signed the Energy Policy Act of 2005 (H.R. 6) into law. The comprehensive energy legislation includes a nationwide renewable fuels standard (“RFS”), that will double the use of ethanol and biodiesel by 2012.

The Energy Policy Act of 2005 (H.R.6), extended the credit through December 31, 2008, and creates a similar tax credit for renewable diesel.

•	The volumetric excise tax credit for Agri-Biodiesel is $1.00 per gallon. Agri-Biodiesel is defined as diesel fuel made from virgin oils derived from agricultural commodities and animal fats.

•	The volumetric excise tax credit for Biodiesel remains at 50¢ per gallon. Biodiesel is defined as diesel fuel made from agricultural products and animal fats.

•	The volumetric excise tax credit for Renewable Diesel is $1.00 per gallon. Renewable diesel refers to diesel fuel derived from biomass using a thermal depolymerization process.

SMALL BIODIESEL PRODUCER TAX CREDIT

H.R. 6 also created a new credit for small agri-biodiesel producers equal to 10 cents per gallon on the first 15 million gallons of agri-biodiesel produced at facilities with annual capacity not exceeding 60 million gallons. Historically, small ethanol producers were allowed a similar credit. The tax credit is capped at $1.5 million per year per producer and like the small ethanol producer credit can be passed through to the farmer owners of a cooperative and the credit is allowed to be offset against the alternative minimum tax (AMT). The credit sunsets December 31, 2008.

Under the RFS, a small percentage of our nation’s fuel supply will be provided by renewable, domestic fuels. The increased use of renewable fuels will expand U.S. fuel supplies while easing an overburdened refining industry. The Energy Policy Act of 2005 established RFS provisions that mandates use of renewable fuels starting at 4 billion gallons in 2006 and increases to 7.5 billion gallons in 2012. Flexibility in meeting RFS is provided for refiners through a credit trading program that allows refiners to use renewable fuels where and when it is most efficient and cost-effective for them to do so.

Major Federal Biofuel Tax Incentives

Title	Code or Law	Fuel Type	Incentive	Qualifying Period	Limits
Volumetric Excise Tax Credit for Biodiesel	EPACT 2005 §1344, Title XIII, Subtitle D	Agri-biodiesel (e.g. from soybeans or other oil seeds)	$1.00 per pure gal of agri-biodiesel used or blended	Expires December 31, 2008	Available to blenders/ retailers

Volumetric Excise Tax Credit for Biodiesel	EPACT 2005 §1344, Title XIII, Subtitle D	Waste-grease biodiesel	$0.50 per pure gal of waste-grease biodiesel used or blended	Expires December 31, 2008	Available to blenders/ retailers

Volumetric Excise Tax Credit for Biodiesel	EPACT 2005 §1344, Title XIII, Subtitle D	Renewable diesel – made from biomass by thermal deploymerization process	$1.00 per gal of diesel fuel used or blended	Expires December 31, 2008	Available to blenders/ retailers

Small Ethanol Producer Credit	EPACT 2005 §1347, Title XIII, Subtitle D	Ethanol from biomass (e.g. corn grain, cellulosics)	$0.10 per gallon ethanol or biodiesel produced up to 30 million gallons	Expires December 31, 2008	< 60 million gallon production capacity Cap at $1.5 million per yr per producer Can offset the alternative minimum tax

Small Biodiesel Producer Credit	EPACT 2005 §1345, Title XIII, Subtitle D	Agri-biodiesel	$0.10 per gallon ethanol or biodiesel produced up to 15 million gallons	Expires December 31, 2008	Same as above

Income Tax Credit for E85 and B20 Infrastructure	EPACT 2005 §1342, Title XIII, Subtitle D	Ethanol or biodiesel	Permits taxpayers to claim a 30% credit for cost of installing clean-fuel vehicle refueling property at business or residence	January 2006 – December 2007	$30,000 limit on tax credit

DESCRIPTION OF PROPERTY

The Company leases offices in Las Vegas, Nevada from Davinci company. The term of the lease is 12 months and terminates February 21 2009. The monthly rent is $ 100 per month. The Company also maintains the corporate office in Kharkov, Ukraine. The company currently does not pay for the office it leases in Kharkov, Ukraine.

Currently we conduct our business in Kharkov, Ukraine. R&D facilities are located in Simferopol, Ukraine.

LEGAL PROCEEDINGS

Since inception, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the commodities futures trading commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

MANAGEMENT

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

The following is a biographical summary of the experience of each of the executive officers:

The following table sets forth certain information with respect to our directors, executive officers and key employees.

NAME	AGE	POSITION
Andrey V. Kovalenko	35	Chief Executive Officer
Dmitriy V. Dobroshtan	25	Chief Technology Officer

ANDREW KOVALENKO, Chief Executive Officer—Mr. Kovalenko has several years of experience in all aspects of the biodiesel industry. Since our inception. Mr. Kovalenko has served as our Chief Executive Officer. From 2006 through September, 2007, Mr. Kovalenko served as Coordinator of the U.P.Chemical Ltd ,a large Biodiesel Project in Ukraine. From 2000 through 2006, Mr. Kovalenko served as Chief Executive Officer of the International Institute Of Medical Ecogeography in Ukraine.

Mr. Kovalenko is a graduate of the Economic University of Kharkiv, 1995 (Management and Marketing) and t The National Aerospace University of Kharkiv, 1995.

DMITRIY V. DOBROSHTAN, Chief Technology Officer—Mr. Dobroshtan is primarily responsible for all aspects of technology behind the biodiesel industry. He has several years of experience in all aspects of the biodiesel industry. In September, 2007, Mr. Dobroshtan became our Chief Finance Officer. From 2006 through September, 2007, ,Mr. Dobroshtan served as Chief Engineer of the U.P. Chemical Ltd—large Biodiesel Project in Ukraine. From 2004 through 2006, Mr. Dobroshtan served as technology Manager on Chemical plants in Ukraine. Mr. Dobroshtan is a graduate of the Kharkiv National Municipal Academy, 2006.

Compensation of Directors

We do not pay our Directors any fees in connection with their role as members of our Board. Directors are not paid for meetings attended at our corporate headquarters or for telephonic meetings Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings. Each board member serves for a one year term until elections are held at each annual meeting.

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

Family Relationships

There are no family relationships on the Board of Directors.

Involvement In Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance With Section 16 (a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule16a-3(e) under the Securities Exchange Act of 1934 during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, the following officers, directors and owners of 10% or more of our outstanding shares have not filed all Forms 3, 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934:

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer or controller or persons performing similar functions. Such Code of Ethics is filed as Exhibit 14.1 hereto.

Executive Compensation

The following table sets forth for the fiscal years ended December 31, 2007, the compensation awarded to, paid to, or earned by, our Chief Executive Officer and our Chief Technology Officer whose total compensation was zero.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Andrew Kovalenko / CEO	2007	$0.00	$0.00	$0.00	None
Dmitriy V. Dobroshtan / CTO	2007	$0.00	$0.00	$0.00	None

Neither Andrew Kovalenko or Dmitriy Dobroshtan has been awarded, paid or earned any executive compensation.

Outstanding Equity Awards At Fiscal Year-End Table

None.

Option Exercises And Stock Vested Table

None.

PENSION BENEFITS TABLE

None.

Nonqualified Deferred Compensation Table

None.

All Other Compensation Table

None.

Perquisites Table

None.

Potential Payments Upon Termination Or Change In Control Table

None.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

The directors did not receive any other compensation for serving as members of the board of directors. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not intend to pay any additional compensation to our directors. As of the date hereof, we have not entered into employment contracts with any of our officers and we do not intend to enter into any employment contracts until such time as it profitable to do so.

DESCRIPTION OF CAPITAL STOCK

General

The Company is authorized to issue 75,000,000 shares of common stock, par value of $0.001 per share. Our Articles of Incorporation do not authorize us to issue any preferred stock. As of December 31, 2007, there were 13,625,000 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination”, unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

(2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitation of Liability: Indemnification

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Nevada law. Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions of The Articles Of Incorporation

Our Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include limitations on stockholder action initiated by Interested Stockholders, a prohibition on the call of special meetings of stockholders by persons other than the Board of Directors, and a requirement of advance notice for the submission of stockholder proposals or director nominees.

MARKET FOR REGISTRANT’S COMMON EQUITY,

RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common shares are not currently quoted on any exchange.

Holders

We have approximately 29 record holders of our common stock as of February 21, 2008.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

Equity Compensation Plan Information

Stock Option Plan

The Company, at the current time, has no stock option plan or any equity compensation plans

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth certain information regarding beneficial ownership of the common stock as of December 31, 2007, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each officer and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, the address of each person is 2 East Congress St., Suite 900 Tucson, AZ 85701.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	Percent of Class
Andrew Kovelanko Chief Executive Officer,	10,000,000	73.39%
Dmitriy Dobroshtan Chief Technology Officer	2,000,000	14.68%

(1)	Based on 13,625,000 issued and outstanding shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

There have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, nor any of their immediate family members.

INTERESTS OF NAMED EXPERT AND COUNSEL

LEGAL MATTERS

Our financial statements for the year ended December 31, 2007, contained in this prospectus have been audited by Moore & Associates Chartered, registered independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting. Moore & Associates Chartered does not own any interest in us.

Joseph I. Emas passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus. Joseph I. Emas does not own any interest in us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747, provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

TRANSFER AGENT

EMPIRE STOCK TRANSFER INC.

2470 Saint Rose Pkwy, Suite 304

Henderson, NV 89074

Phone: (702) 818-5898

Fax: (702) 974-1444

I ndex to the Audited Financial Statements

Page
Report of Independent Registered Certified Public Accounting Firm	F-2

Balance sheets at December 31, 2007	F-3

Statements of operations for the for the period from September 6, 2007(inception) through December 31, 2007 and for the year ended December 31, 2007	F-4

Statements of shareholders’ equity for the for the period from September 6, 2007(inception) through December 31, 2007 and for the year ended December 31, 2007	F-5

Statements of cash flows for the for the period from September 6, 2007(inception) through December 31, 2007 and for the year ended December 31, 2007	F-6

Notes to financial statements for the for the period from September 6, 2007(inception) through December 31, 2007 and for the year ended December 31, 2007	F-7

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

PowerGae, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheet of PowerGae, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception on September 6, 2007 through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerGae, Inc. (A Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception on September 6, 2007 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has accumulated deficit of $24,400 from inception on September 6, 2007 to December 31, 2007, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
January 29, 2008

POWERGAE, INC.

( A Development Stage Company)

BALANCE SHEET

December 31, 2007
ASSETS

Current Assets
Cash	$20,100

Total Assets	$20,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—

Total Liabilities	—

Stockholders’ Equity (Deficit)
Common Stock, authorized 75,000,000 shares, $0.001 par value, issued and outstanding at December 31, 2007is 13,625,000 shares	13,625
Additional Paid in Capital	30,875
Deficit Accumulated During Development Stage	(24,400)

Total Stockholders’ Equity	20,100

Total liabilities and stockholders’ equity	$20,100

The accompanying notes are an integral part of these statements

POWERGAE, INC.

( A Development Stage Company)

STATEMENT OF OPERATIONS

Inception September 6, 2007 through December 31, 2007
Revenue:
Revenue	$—
Total Revenue	—

Expenses:
General and Administrative	11,900
Consulting, Legal and Accounting	12,500

Total expenses	24,400

Loss from Operations	(24,400)

Loss before income taxes	(24,400)

Provision for income taxes	—

Net loss	$(24,400)

Basic and Diluted Earnings (Loss) per Share	$(0.01)

Weighted Average Number of Common Shares	13,625,000

The accompanying notes are an integral part of these statements

POWERGAE, INC.

( A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

(From September 6, 2007 (Inception) through December 31, 2007)

	Issue Date	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Equity
		Shares	Amount
Common Shares issued to Founders at $0.001 per Share	15-Dec-07	12,000,000	$12,000	$—	$—	$12,000
Common Stock issued for cash at $0.02 per share	15-Dec-07	1,625,000	1,625	30,875		32,500
Net (Loss) for period					(24,400)	(24,400)

Balance, December 31, 2007		13,625,000	$13,625	$30,875	$(24,400)	$20,100

The accompanying notes are an integral part of these statements

POWERGAE, INC.

( A Development Stage Company)

STATEMENT OF CASH FLOWS

Inception September 6, 2007 through December 31, 2007
Operating Activities:
Net income (loss)	$(24,400)
Adjustments to reconcile net (Loss) Stock issued for services	11,900

Net cash provided by (used in) operating activities	(12,500)

Investing Activities:
(Purchases)/disposal of equipment	—

Cash (used) in investing activities	—

Financing Activities:
Proceeds from the sale of Stock	32,600

Net cash provided by (used in) financing activities	32,600

Net increase (decrease) in cash and cash equivalents	20,100
Cash and cash equivalents at beginning of the period	—

Cash and cash equivalents at end of the period	$20,100

Cash Paid For:
Interest	$—
Taxes	$—
Non-cash Activities:
Stock Issued for Services	$11,900

The accompanying notes are an integral part of these statements

POWERGAE, INC.

(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007

NOTE 1. GENERAL ORGANIZATION AND BUSINESS

PowerGae, Inc. (“the Company”) was organized in the State of Nevada on September 6, 2007. The Company is based in Falls Church, Virginia.

The Company is in its development stage and will construct and operate bio-diesel production facilities and market bio-diesel through existing petroleum manufacturers and distributors. The source of the Company’s production of bio-diesel is algae grown in unique bioreactors allowing for algae growth under less than ideal natural light or heat and therefore a secure supply of bio-diesel. The Company expects that its development of production and distribution technologies will secure its position as a leader in the rapidly growing alternative fuel market.

The Company provides its own Research and Development in algae growth and bio-diesel production technologies in collaboration with leading authorities in the Ukraine.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The relevant accounting policies and procedures are listed below.

Accounting Basis

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied. The Company uses a December 31 year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all short-term liquid investments that are readily convertible to know amounts of cash and have original maturities of three months or less. As of December 31, 2007 there were no cash equivalents.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Stock Based Compensation

The Company accounts for its stock based compensation based upon provisions in SFAS No. 123, Accounting for Stock-Based Compensation. In this statement stock based compensation is divided into two general categories, based upon who the stock receiver is, namely: employees/directors and non-employees/directors. The employees/directors category is further divided based upon the particular stock issuance plan, namely compensatory and non-compensatory. The employee/directors non-compensatory securities are recorded at the sales price when the stock is sold. The compensatory stock is calculated and recorded at the securities’ fair value at the time the stock is given. SFAS 123 also provides that stock compensation paid to non-employees be recorded with a value which is based upon the fair value of the services rendered or the value of the stock given, whichever is more reliable. The Company has selected to utilize the fair value of the stock issued as the measure of the value of services obtained.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Development Stage Enterprise

The Company is a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. The Company’s planned principal operations have not fully commenced.

Management plans to seek funding from its shareholders and other qualified investors to pursue its business plan.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses from inception to December 31, 2007 of $24,400.

Losses are expected to continue for the immediate future. In addition, the Company’s cash flow requirements have been met by the generation of capital through private placements of the Company’s common stock and loans. Assurance cannot be given that this source of financing will continue to be available to the Company and demand for the Company’s equity instruments will be sufficient to meet its capital needs. However; the company is in process of following through with its business plan with sufficient capital at present to meet its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet it’s obligations on a timely basis, to retain its current financing, to obtain additional financing, and ultimately to generate revenues.

NOTE 4. PROVISION FOR INCOME TAXES

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be not realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No provision was made for Federal income tax.

NOTE 5. STOCKHOLDERS EQUITY

The Company is authorized 75,000,000 common shares with a $0.001 par value. As of December 31, 2007, 13,625,000 shares were outstanding.

On December 15, 2007, the Company issued 10,000,000 shares of common stock at the par value of $0.001 per share to Andrew Kovalenko the CEO and a Founder of the Powergae Inc.

On December 15, 2007, the Company issued 2,000,000 shares of common stock at the par value of $0.001 per share to Dmitriy V. Dobroshtan the CTO and a Founder of the Powergae Inc

On December 15, 2007, the Company issued 1,625,000 restricted shares of common stock for $32,500 cash or $0.02 per share.

NOTE 6. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent Statement of Financial Accounting Standards (SFAS) 155-157 and their effect on the Company.

Statement No. 155 – Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument.

Statement No. 156 – Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied.

Statement No. 157 – Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, to clarify how to measure fair value and to expand disclosures about fair value measurements. The expanded disclosures include the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value on earnings and is applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

The adoption of these new Statements is not expected to have a material effect on the Company’s current financial position, results or operations, or cash flows.

PROSPECTUS

POWERGAE, INC.

The date of this Prospectus in March 26, 2008